Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 20, 2011, relating to the consolidated financial statements (before retrospective adjustments to the financial statements and financial statement disclosures) of Magellan Petroleum Corporation and subsidiaries (not presented herein) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustments for the adoption of ASU 2011-5, to the disclosures for a change in the composition of reportable segments and for reclassifications to certain financial statement captions, discussed in Notes 1 and 16 to the consolidated financial statements), appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of Magellan Petroleum Corporation for the year ended June 30, 2012.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
June 26, 2013